UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2017

Free Flow, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-54868	45-3838831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2301 Woodland Crossing Dr.
Suite 155, Herndon, VA 20171
(Address of principal executive offices, including zip code)

(703) 789-3344
(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report.)

Karen A. Batcher, Esq.
Teeple Hall, LLP
6255 Towne Centre Drive, Suite 500
San Diego, CA 92121
(858) 662 7878
(Name, Address and Telephone Number of Person Authorized to Receive
Notice and Communications on Behalf of the Person(s) Filing Statement)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 18, 2017, Free Flow, Inc. (“FFLO” or the “Company”) entered into an agreement (the “Agreement”) with an among Mustafa Bhatti (“Mustafa”), Zoobeedu, Inc., a New Jersey corporation (“Zoobeedu”) and Home Towne Rx, LLC, a New Jersey Limited Liability Company (“HTRX”) wherein the Company would purchase controlling interests in Zoobeedu and in several established full-service pharmacies located throughout New Jersey, including a pre-authorization and tele-pharmacy hub.  In 2016, Zoobeedu and HTRX reported a combined revenue of over $11,500,000 in their un-audited financials.

Zoobeedu owns five retail pharmacy stores and a pre-authorization and tele-pharmacy hub located in the state of New Jersey.  Mustafa is the owner of approximately 90% of the issued and outstanding shares of Zoobeedu Under the Agreement, FFLO will purchase up to 100% of the issued and outstanding shares of Zoobeedu, which will include all of the shares owned by Mustafa.  Compensation for 100% of the issued and outstanding Zoobeedu shares shall be in the form of 10,000,000 shares of FFLO common stock, but shall be prorated based on the actual percentage of Zoobeedu stock acquired by FFLO.

Upon issuance of FFLO common stock to Mustafa, an equivalent number of shares currently owned by Redfield Holdings, Ltd. will be tendered to the Company for cancellation.  Accordingly, the number of shares of FFLO common stock issued and outstanding before and after the transaction will remain the same.  The Company’s president is the sole shareholder of Redfield Holdings, Ltd.

The Agreement provides that FFLO and Mustafa shall enter into a ten-year renewable consulting and management contract wherein Mustafa will provide such services to Zoobeedu.  In addition, Mustafa shall continue to hold the office of Zoobeedu’s Chief Executive Officer.  Mustafa will also execute a non-compete agreement so that he may not compete with the business of Zoobeedu.

Concurrently with the acquisition of Zoobeedu shares, certain of FFLO’s shareholders who presently hold restricted shares of FFLO’s common stock will enter into a lock out and leak out agreement whereby the shareholders will agree not to sell their shares in the open market for a period of three years or until such a time that FFLO and/or Zoobeedu has raised equity capital of $5,000,000, whichever shall occur first in time.

HTRX owns 50% interest in 21 separate companies, all of which own and run one full service pharmacy.  HTRX also holds a 30% interest in another full-service pharmacy.  Mustafa owns 90% of the outstanding membership interests of HTRX.

Pursuant to the Agreement, HTRX shall sell each its 50% interest in each of the 21 separate companies (and its 30% interest in the additional company) to FFLO, or at FFLO’s option, to Zoobeedu.  The price to be paid to HTRX shall be $150,000 cash for each separate company.  Once all interests have transferred, HTRX shall be sold to Zoobeedu for the price of $1.

The Agreement also provides that FFLO shall use its best efforts to raise $5M to $10M of capital which will be used to grow the business of Zoobeedu. Capital may be obtained either by public or private offering of FFLO’s common stock, or by use of an established equity line of credit.  In addition, FFLO has agreed to facilitate a loan or line of credit against Zoobeedu’s receivables in an amount of $5M.  Proceeds from the loan or line of credit, which will be in the name of Zoobeedu, will be used to augment the immediate working capital needs of Zoobeedu.  Mustafa and FFLO may be required to personally guarantee the loan or line of credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2017

FREE FLOW, INC.

By:	/s/ Sabir Saleem
Sabir Saleem, President

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